                                                                  Exhibit 10 (l)




            DESCRIPTION OF AGREEMENT BETWEEN THE GILLETTE COMPANY
                  AND GASTON R. LEVY DATED DECEMBER 27, 1993


Mr. Levy ceased to be an executive officer of the Company on November 30, 1993 and retired from the Company on January 1, 1994. Pursuant to a consulting and noncompetition agreement, he will receive consulting fees of $125,000 per year for the years 1994 and 1995.